EXHIBIT 99.2

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

CINEDIGM DIGITAL CINEMA CORP.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Cinedigm Corp.  (formerly known as Cinedigm Digital Cinema Corp.)

We have audited the accompanying consolidated balance sheets of Cinedigm Corp. (formerly known as Cinedigm Digital Cinema Corp.)  (the “Company”) as of March 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive loss, stockholders' deficit and cash flows for each of the years in the two-year period ended March 31, 2013. The financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of March 31, 2013 and 2012 and the consolidated results of their operations and their cash flows for each of the years in the two-year period ended March 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/ EisnerAmper LLP

Iselin, New Jersey
June 19, 2013, except for Notes 1, 2, 3, 4, 11, 15 and 16, as to which the date is February 21, 2014.

CINEDIGM DIGITAL CINEMA CORP.
CONSOLIDATED BALANCE SHEETS
(In thousands, except for share and per share data)

	As Adjusted (See Note 1)
	March 31,
	2013	2012
ASSETS
Current assets
Cash and cash equivalents	$13,448	$17,843
Restricted available-for-sale investments	—	9,477
Accounts receivable, net	29,384	23,087
Deferred costs, current portion	1,238	2,228
Unbilled revenue, current portion	7,432	5,398
Prepaid and other current assets	6,091	1,119
Note receivable, current portion	331	498
Assets of discontinued operations, net of liabilities	2,279	921
Total current assets	60,203	60,571
Restricted cash	6,751	5,751
Security deposits	218	207
Property and equipment, net	170,088	200,463
Intangible assets, net	12,799	420
Goodwill	8,542	1,568
Deferred costs, net of current portion	7,396	5,080
Accounts receivable, long-term	1,225	773
Note receivable, net of current portion	130	465
Investment in non-consolidated entity, net	1,812	1,490
Assets of discontinued operations, net of current portion	12,295	10,729
Total assets	$281,459	$287,517

See accompanying notes to Consolidated Financial Statements

CINEDIGM DIGITAL CINEMA CORP.
CONSOLIDATED BALANCE SHEETS
(In thousands, except for share and per share data)
(continued)

	As Adjusted (See Note 1)
	March 31,
	2013	2012
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$39,777	$20,227
Current portion of notes payable, non-recourse	34,447	35,644
Current portion of capital leases	132	186
Current portion of deferred revenue	1,844	1,759
Current portion of contingent consideration for business combination	1,500	—
Total current liabilities	77,700	57,816
Notes payable, non-recourse, net of current portion	203,462	135,345
Notes payable	—	87,354
Capital leases, net of current portion	4,386	5,244
Interest rate derivatives	544	1,771
Deferred revenue, net of current portion	10,931	11,451
Contingent consideration, net of current portion	1,750	—
Customer security deposits, net of current portion	—	9
Total liabilities	298,773	298,990
Commitments and contingencies (see Note 9)
Stockholders’ Deficit
Preferred stock, 15,000,000 shares authorized; Series A 10% - $0.001 par value per share; 20 shares authorized; 7 shares issued and outstanding at March 31, 2013 and 2012, respectively. Liquidation preference of $3,590	3,466	3,357
Class A common stock, $0.001 par value per share; 118,759,000 and 75,000,000 shares authorized; 48,448,137 and 37,722,927 shares issued and 48,396,697 and 37,671,487 shares outstanding at March 31, 2013 and 2012, respectively	48	38
Class B common stock, $0.001 par value per share; 1,241,000 and 15,000,000 shares authorized; 1,241,000 and 1,241,000 shares issued and 0 and 25,000 shares outstanding, at March 31, 2013 and 2012, respectively	—	—
Additional paid-in capital	221,810	206,348
Treasury stock, at cost; 51,440 Class A shares	(172)	(172)
Accumulated deficit	(242,466)	(221,044)
Total stockholders’ deficit	(17,314)	(11,473)
Total liabilities and stockholders’ deficit	$281,459	$287,517

See accompanying notes to Consolidated Financial Statements

CINEDIGM DIGITAL CINEMA CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for share and per share data)

	As Adjusted (See Note 1)
	For the Fiscal Year Ended March 31,
	2013	2012
Revenues	$81,092	$68,363
Costs and expenses:
Direct operating (exclusive of depreciation and amortization shown below)	8,515	3,468
Selling, general and administrative	20,055	13,625
Provision for doubtful accounts	478	459
Merger and acquisition expenses	1,267	604
Restructuring and transition expenses	340	1,207
Depreciation and amortization of property and equipment	36,359	35,715
Amortization of intangible assets	1,538	278
Total operating expenses	68,552	55,356
Income from operations	12,540	13,007
Interest income	48	140
Debt prepayment fees	(3,725)	—
Loss on extinguishment of notes payable	(7,905)	—
Interest expense	(28,314)	(29,899)
Income (loss) on investment in non-consolidated entity	322	(510)
Other income, net	654	912
Change in fair value of interest rate derivatives	1,231	200
Loss from continuing operations before benefit from income taxes	(25,149)	(16,150)
Benefit from income taxes	4,944	—
Loss from continuing operations	(20,205)	(16,150)
Loss from discontinued operations	(861)	(3,194)
Loss on sale of discontinued operations	—	(3,696)
Net loss	(21,066)	(23,040)
Preferred stock dividends	(356)	(356)
Net loss attributable to common stockholders	$(21,422)	$(23,396)
Net loss per Class A and Class B common share attributable to common shareholders - basic and diluted:
Loss from continuing operations	$(0.43)	$(0.46)
Loss from discontinued operations	(0.02)	(0.19)
	$(0.45)	$(0.65)
Weighted average number of Class A and Class B common shares outstanding: basic and diluted	47,517,167	36,259,036

See accompanying notes to Consolidated Financial Statements

CINEDIGM DIGITAL CINEMA CORP.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(In thousands)

	For the Fiscal Year Ended March 31,
	2013	2012
Net loss	$(21,066)	$(23,040)
Other comprehensive income: Unrealized gains on available-for-sale investment securities	—	95
Comprehensive loss	$(21,066)	$(22,945)

See accompanying notes to Consolidated Financial Statements

CINEDIGM DIGITAL CINEMA CORP.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
(In thousands, except share data)

	Series A Preferred Stock		Class A Common Stock		Class B Common Stock		Treasury Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balances as of March 31, 2012	7	$3,357	37,671,487	$38	25,000	$—	(51,440)	$(172)	$206,348	$(221,044)	$(11,473)
Issuance of common stock in connection with the vesting of restricted stock	—	—	94,318	—	—	—	—	—	(9)	—	(9)
Issuance of common stock for the services of Directors	—	—	223,332	—	—	—	—	—	300	—	300
Issuance of common stock in connection with April 2012 offering	—	—	7,857,143	8	—	—	—	—	10,992	—	11,000
Issuance of common stock in connection with acquisition of New Video Group	—	—	2,525,417	2	—	—	—	—	3,430	—	3,432
Conversion of Class B common stock to Class A common stock	—	—	25,000	—	(25,000)	—	—	—	—	—	—
Costs associated with issuance of common stock	—	—	—	—	—	—	—	—	(1,121)	—	(1,121)
Stock-based compensation	—	—	—	—	—	—	—	—	1,979	—	1,979
Preferred stock dividends	—	—	—	—	—	—	—	—	—	(356)	(356)
Accretion of preferred stock dividends	—	109	—	—	—	—	—	—	(109)	—	—
Net loss	—	—	—	—	—	—	—	—	—	(21,066)	(21,066)
Balances as of March 31, 2013	7	$3,466	48,396,697	$48	—	$—	(51,440)	$(172)	$221,810	$(242,466)	$(17,314)

See accompanying notes to Consolidated Financial Statements

CINEDIGM DIGITAL CINEMA CORP.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
(In thousands, except share data)

	Series A Preferred Stock		Class A Common Stock		Class B Common Stock		Treasury Stock		Additional Paid-In	Accumulated	Accumulated Other Comprehensive	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Loss	Deficit
Balances as of March 31, 2011	7	$3,250	32,320,287	$32	25,000	$—	(51,440)	$(172)	$196,420	$(197,648)	(95)	$1,787
Other comprehensive gain: Unrealized gain on available-for- sale investment securities	—	—	—	—	—	—	—	—	—	—	95	95
Issuance of common stock in connection with the exercise of warrants and stock options	—	—	93,628	—	—	—	—	—	129	—	—	129
Issuance of common stock in connection with the vesting of restricted stock	—	—	413,055	1	—	—	—	—	(1)	—	—	—
Issuance of common stock for the services of Directors	—	—	253,202	1	—	—	—	—	426	—	—	427
Issuance of common stock for professional services of third parties	—	—	50,000	—	—	—	—	—	86	—	—	86
Issuance of common stock warrants for professional services of third parties	—	—	—	—	—	—	—	—	500	—	—	500
Issuance of common stock in connection with the payment of bonus	—	—	213,936	—	—	—	—	—	357	—	—	357
Issuance of common stock in connection with a private placement	—	—	4,338,750	4	—	—	—	—	6,938	—	—	6,942
Costs associated with issuance of common stock	—	—	—	—	—	—	—	—	(449)	—	—	(449)
Stock-based compensation	—	—	—	—	—	—	—	—	2,049	—	—	2,049
Cancellation of common stock shares	—	—	(11,371)	—	—	—	—	—	—	—	—	—
Preferred stock dividends	—	—	—	—	—	—	—	—	—	(356)	—	(356)
Accretion of preferred stock dividends	—	107	—	—	—	—	—	—	(107)	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	(23,040)	—	(23,040)
Balances as of March 31, 2012	7	$3,357	37,671,487	$38	25,000	$—	(51,440)	$(172)	$206,348	$(221,044)	$—	$(11,473)

See accompanying notes to Consolidated Financial Statements

CINEDIGM DIGITAL CINEMA CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Fiscal Year Ended March 31,
	2013	2012
Cash flows from operating activities
Net loss	$(21,066)	$(23,040)
Adjustments to reconcile net loss to net cash provided by operating activities:
Gain on disposal of business	—	3,696
Depreciation and amortization of property and equipment and amortization of intangible assets	38,063	39,028
Amortization of capitalized software costs	1,165	759
Impairment of assets	—	1,192
Amortization of debt issuance costs	2,120	2,127
Provision for doubtful accounts	490	771
Stock-based compensation and expenses	2,279	3,418
Change in fair value of interest rate derivatives	(1,231)	(200)
PIK interest expense added to note payable	7,072	7,038
Loss on extinguishment of notes payable	7,905	—
(Income) loss on investment in non-consolidated entity	(322)	510
Accretion of note payable	2,081	2,434
Benefit from deferred income taxes	(5,019)	—
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	860	(10,410)
Unbilled revenue	(2,403)	(925)
Prepaid expenses and other current assets	(3,967)	(154)
Other assets	(1,168)	663
Accounts payable and accrued expenses	4,235	11,521
Deferred revenue	(612)	1,830
Other liabilities	(1,113)	(320)
Net cash provided by operating activities	29,369	39,938
Cash flows from investing activities:
Net proceeds from disposal of businesses	—	6,271
Purchase of New Video Group, Inc., net of cash acquired of $6,873	(3,127)	—
Purchases of property and equipment	(6,476)	(16,395)
Purchases of intangible assets	(32)	(47)
Additions to capitalized software costs	(3,092)	(2,147)
Sales/maturities of restricted available-for-sale investments	9,477	2,403
Purchase of restricted available-for-sale investments	—	(5,400)
Investment in non-consolidated entity	—	(2,000)
Restricted cash	(1,000)	—
Net cash used in investing activities	(4,250)	(17,315)
Cash flows from financing activities:
Repayment of notes payable	(232,507)	(7,641)
Proceeds from notes payable	199,118	15,794
Repayment of term loans	—	(30,151)
Payments of debt issuance costs	(5,853)	—
Principal payments on capital leases	(151)	(152)
Proceeds from issuance of Class A common stock	11,000	7,071
Costs associated with issuance of Class A common stock	(1,121)	(449)
Net cash used in financing activities	(29,514)	(15,528)
Net change in cash and cash equivalents	(4,395)	7,095
Cash and cash equivalents at beginning of year	17,843	10,748
Cash and cash equivalents at end of year	$13,448	$17,843

See accompanying notes to Consolidated Financial Statements

CINEDIGM DIGITAL CINEMA CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the fiscal years ended March 31, 2013 and 2012
($ in thousands, except for share and per share data)

1.	NATURE OF OPERATIONS

Cinedigm Digital Cinema Corp. was incorporated in Delaware on March 31, 2000 (“Cinedigm”, and collectively with its subsidiaries, the “Company”).

Subsequent to the filing of our Annual Report on Form 10-K for the fiscal year ended March 31, 2013 (the “Annual Report”), the Company made the strategic decision to discontinue, exit and execute a plan of sale for Hollywood Software, Inc. d/b/a Cinedigm Software (“Software”), the Company's direct, wholly-owned subsidiary.  As a result, it was determined that the Software businesses met the criteria for classification as a discontinued operation. The consolidated financial statements and the notes to consolidated financial statements presented herein have been recast solely to reflect, for all periods presented, the adjustments resulting from these changes in classification. Accordingly, where applicable, the consolidated financial statements and the notes to consolidated financial statements presented herein have been labeled “As Adjusted.”  See Note 3 for further information.

Except as described above, the financial information contained in the consolidated financial statements and the notes to consolidated financial statements presented herein does not reflect events occurring after the date of the audit report included in our 2013 Annual Report, and does not modify or update those disclosures that may have been affected by subsequent events. For a discussion of other events and developments relating to our Company which occurred subsequent to the filing date of the Annual Report, please refer to the reports and other information we filed with SEC since the filing date of the Annual Report, including, but not limited to, our Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2012, September 30, 2012 and December 31, 2012.

Over the past decade, the Company has played a significant role in the digital distribution revolution that continues to transform the media landscape. In addition to its pioneering role in transitioning almost 12,000 movie screens from traditional film prints to digital distribution, the Company continues to advance worldwide cinema modernization with its suite of software products allowing exhibitors and distributors to manage their newly digital businesses with efficiency, insight and lower costs. And, as a leading distributor of independent content, the Company collaborates with producers and the exhibition community to market, source, curate and distribute quality content to targeted and profitable audiences through (i) theatrical releases, (ii) existing and emerging digital home entertainment platforms, including iTunes, Amazon Prime, Netflix, xBox, Playstation, and cable video-on-demand ("VOD") and (iii) physical goods, including DVD and Blu-ray.

The Company reports its financial results in four primary segments as follows: (1) the first digital cinema deployment (“Phase I Deployment”), (2) the second digital cinema deployment (“Phase II Deployment”), (3) digital cinema services (“Services”) and (4) media content and entertainment (“Content & Entertainment”).  The Phase I Deployment and Phase II Deployment segments are the non-recourse, financing vehicles and administrators for the Company's digital cinema equipment (the “Systems”) installed in movie theatres nationwide.  The Services segment provides services, software and support to the Phase I Deployment and Phase II Deployment segments as well as directly to exhibitors and other third party customers.  Included in these services are asset management services for a specified fee via service agreements with Phase I Deployment and Phase II Deployment as well as third party exhibitors as buyers of their own digital cinema equipment; and software license, maintenance and consulting services to Phase I and Phase II Deployment, various other exhibitors, studios and other content organizations.  These services primarily facilitate the conversion from analog to digital cinema and have positioned the Company at what it believes to be the forefront of a rapidly developing industry relating to the distribution and management of digital cinema and other content to theatres and other remote venues worldwide.  The Content & Entertainment segment, which includes our acquired wholly-owned subsidiary Cinedigm Entertainment Corp., f/k/a New Video Group, Inc. ("New Video") as described below, provides content marketing and distribution services in both theatrical and ancillary home entertainment markets to alternative and independent movie content owners and to theatrical exhibitors.

Purchase of New Video Group, Inc.

On April 19, 2012, the Company entered into a stock purchase agreement for the purchase of all of the issued and outstanding capital stock of New Video, an independent home entertainment distributor of quality packaged goods entertainment and digital content that provides distribution services in the DVD, Blu-ray, Digital and VOD channels for more than 500 independent rights holders (the “New Video Acquisition”). The Company paid $10.0 million in cash and 2,525,417 shares of Class A common stock at $1.51 per share, subject to certain transfer restrictions, plus up to an additional $6.0 million in cash or Class A common stock, at the Company’s discretion, if certain business unit financial performance targets are met during the fiscal years ended March 31, 2014 and 2015. In addition, the Company registered the resale of the shares of Class A common stock paid as part of the purchase price, which registration was declared effective by the Securities and Exchange Commission ("SEC") on April 2, 2013. The New Video Acquisition was consummated on April 20, 2012. Merger and acquisition expenses, consisting primarily of professional fees, directly related to the New Video Acquisition totaled $1.9 million, of which $1.3 million was incurred during the fiscal year ended March 31, 2013.

The results of operations of New Video have been included in the accompanying consolidated statements of operations from the date of the acquisition within the Company's Content & Entertainment segment. The total amount of revenues and net income of New Video since the acquisition date that have been included in the consolidated statements of operations for the fiscal year ended March 31, 2013 was approximately $13.4 million and $1.5 million, respectively.

The aggregate purchase price after post-closing adjustments for 100% of the equity of New Video was $17.2 million, including cash acquired of $6.9 million.

 The purchase price has been allocated to the identifiable net assets acquired as of the date of acquisition as follows:

Cash and cash equivalents	$6,873
Accounts receivable	8,983
Other assets	1,142
Intangible assets subject to amortization	13,915
Goodwill	6,974
Total assets acquired	37,887
Less: Total liabilities assumed	(15,661)
Less: Net deferred tax liability	(5,019)
Total net assets acquired	$17,207

Of the $13,915 of intangible assets subject to amortization, $9,671 was assigned to customer relationships with a useful life of 15 years, $2,769 was assigned to a content library with a useful life of five years, $1,193 was assigned to a favorable lease with a useful life of approximately four years and $282 was assigned to covenants not to compete with a useful life of two years.

The fair values assigned to intangible assets were determined through the application of various commonly used and accepted valuation procedures and methods, including the multi-period excess earnings method. These valuation methods rely on management judgment, including expected future cash flows resulting from existing customer relationships, customer attrition rates, contributory effects of other assets utilized in the business, peer group cost of capital and royalty rates, and other factors. The valuation of tangible assets was determined to approximate book value at the time of the New Video Acquisition. Useful lives for intangible assets were determined based upon the remaining useful economic lives of the intangible assets that are expected to contribute directly or indirectly to future cash flows. The goodwill of $6,974 represents the premium the Company paid over the fair value of the net tangible and intangible assets acquired. Goodwill is principally attributed to the assembled workforce and synergies anticipated as a result of the New Video Acquisition.

Upon concluding the purchase price allocation for the New Video Acquisition in the fourth quarter of the fiscal year ended March 31, 2013, a measurement period adjustment was made to establish a deferred tax liability with a corresponding increase in goodwill at the acquisition date. As a result of this adjustment and the assessment of its consolidated tax filing status, the Company determined it was appropriate to release a portion of its deferred tax valuation allowance established prior to the New Video Acquisition as discussed in Note 14. Accordingly, the previously reported condensed consolidated statement of operations for the three months ended June 30, 2012 should have been revised as follows:

	As Adjusted (See Note 1)
	As Reported	As Adjusted	Change
Statement of operations
Loss from continuing operations before benefit from income taxes	$(4,992)	$(4,992)	$—
Benefit from income taxes	—	5,019	5,019
Loss from continuing operations	(4,992)	27	5,019
Net loss	(5,152)	(133)	5,019
Net loss attributable to common stockholders	(5,241)	(222)	5,019

Net loss per Class A and Class B common share attributable to common shareholders - basic and diluted:
Loss from continuing operations	$(0.11)	$—	$0.11
Loss from discontinued operations	(0.01)	(0.01)	—
	$(0.12)	$(0.01)	$0.11

Pro forma Information Related To the Acquisition of New Video

The following unaudited consolidated pro forma summary information for the fiscal year ended March 31, 2012 has been prepared by adjusting the historical data as set forth in the accompanying consolidated statements of operations for the for the fiscal year ended March 31, 2012 to give effect to the acquisition of New Video as if it had occurred at April 1, 2011. As the acquisition of New Video was consummated near the beginning of the fiscal year ended March 31, 2013, the difference between actual operating results and pro forma results for the fiscal year ended March 31, 2013 is not substantial.

	As Adjusted (See Note 1)
	For the Fiscal Year Ended March 31,
	(Unaudited)
	2013	2012
Revenue	$81,092	$81,094
Operating income	$12,540	$14,955
Net loss	$(21,066)	$(21,092)

Net loss per share (basic and diluted)	$(0.45)	$(0.59)

This unaudited pro forma information is provided for informational purposes only and does not purport to be indicative of the results of operations that would have occurred if the acquisition had been completed on the date set forth above, nor is it necessarily indicative of the future operating results.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION AND CONSOLIDATION

The Company has incurred net losses historically and has an accumulated deficit of $242,466 as of March 31, 2013. The Company also has significant contractual obligations related to its non-recourse debt for the fiscal year ended March 31, 2013 and beyond. The Company may continue to generate net losses for the foreseeable future. Based on the Company’s cash position at March 31, 2013, and expected cash flows from operations, management believes that the Company has the ability to meet its obligations through at least March 31, 2014. Failure to generate additional revenues, raise additional capital or manage discretionary spending could have an adverse effect on the Company’s financial position, results of operations or liquidity.

The Company’s consolidated financial statements include the accounts of Cinedigm, Access Digital Media, Inc. (“AccessDM”), ADM Cinema Corporation (“ADM Cinema”) d/b/a the Pavilion Theatre

(certain assets and liabilities of which were sold in May 2011), Christie/AIX, Inc. ("C/AIX") d/b/a Cinedigm Digital Cinema (“Phase 1 DC”), USM (sold in September 2011), Vistachiara Productions, Inc. f/k/a The Bigger Picture, currently d/b/a Cinedigm Content and Entertainment Group, New Video, Access Digital Cinema Phase 2 Corp. (“Phase 2 DC”), Cinedigm Digital Cinema Australia Pty Ltd, Access Digital Cinema Phase 2 B/AIX Corp. (“Phase 2 B/AIX”), Cinedigm Digital Funding I, LLC (“CDF I”) and Cinedigm DC Holdings LLC ("DC Holdings LLC"). Content and Entertainment Group and New Video are together referred to as CEG and FiberSat Global Services, Inc. d/b/a Cinedigm Satellite and Support Services (“Satellite”). AccessDM and Satellite are together referred to as the DMS (the majority of which was sold in November, 2011 and remaining assets of which were sold in May 2012) and software comprise discontinued operations. All intercompany transactions and balances have been eliminated in consolidation.

INVESTMENT IN NON-CONSOLIDATED ENTITY

The Company indirectly owns 100% of the common equity of CDF2 Holdings, LLC ("Holdings"), which is a Variable Interest Entity (“VIE”), as defined in Accounting Standards Codification Topic 810 ("ASC 810"), “Consolidation". The Company has determined that it is not the primary beneficiary of Holdings in accordance with ASC 810, and it is accounting for its investment in Holdings under the equity method of accounting. The Company's net investment in Holdings is reflected as “Investment in non-consolidated entity, net" in the accompanying consolidated balance sheets. See Note 6 for further discussion.

RECLASSIFICATIONS

Certain reclassifications, principally for discontinued operations (see Note 3) have been made to the fiscal years ended March 31, 2013 and 2012 financial statements to conform to the current presentation.

USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with Generally Accepted Accounting Principles ("GAAP") requires management to make estimates and assumptions that affect the assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Such estimates include the adequacy of accounts receivable reserves, assessment of goodwill and intangible asset impairment and valuation reserve for income taxes, among others. Actual results could differ from these estimates.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with an original maturity of three months or less to be “cash equivalents.”  The Company maintains bank accounts with major banks, which from time to time may exceed the Federal Deposit Insurance Corporation’s insured limits. The Company periodically assesses the financial condition of the institutions and believes that the risk of any loss is minimal.

RESTRICTED AVAILABLE-FOR-SALE INVESTMENTS

In connection with $172,500 of term loans issued in May 2010 (See Note 7), the sale of USM in September 2011 and the sale of the majority of assets of DMS in November 2011 (See Note 3), the Company segregated $9,477 of the combined proceeds received in the transactions into an account to be used with the approval of the 2010 Note holder either (i) to support an acquisition by the Company; or (ii) to repay the 2010 Note. During the fiscal year ended March 31, 2013, these funds were released from restricted available-for-sale investments and used to finance a portion of the cost of the New Video Acquisition in April 2012 (See Note 1).

ACCOUNTS RECEIVABLE

The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Reserves are recorded primarily on a specific identification basis. Allowance for doubtful accounts amounted to $681 and $240 as of March 31, 2013 and 2012, respectively, as adjusted for discontinued operations (See Notes 1 and 3).

Accounts receivable, long-term result from up-front activation fees with extended payment terms that are discounted to their present value at prevailing market rates.

RESTRICTED CASH

In connection with the 2010 Term Loans issued in May 2010,  2013 Term Loans issued in February 2013 and 2013 Prospect Loan Agreement issued in February 2013 (collectively, see Note 7), the Company maintains cash restricted for repaying interest on the respective loans as follows:

	As of March 31, 2013	As of March 31, 2012
Reserve account related to the 2010 Term Loans (See Note 7)	$—	$5,751
Reserve account related to the 2013 Term Loans (See Note 7)	5,751	—
Reserve account related to the 2013 Prospect Loan Agreement (See Note 7)	1,000	—
	$6,751	$5,751

DEFERRED COSTS

Deferred costs primarily consist of unamortized debt issuance costs related to the 2013 Term Loans and 2013 Prospect Loan (see Note 7), which are amortized under the effective interest rate method over the terms of the respective debt.  All other unamortized debt issuance costs are amortized on a straight-line basis over the term of the respective debt. For such debt, amortization on a straight-line basis is not materially different from the effective interest method.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation expense is recorded using the straight-line method over the estimated useful lives of the respective assets as follows:

Computer equipment and software	3 - 5 years
Digital cinema projection systems	10 years
Machinery and equipment	3 - 10 years
Furniture and fixtures	3 - 6 years

Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the leasehold improvements. Maintenance and repair costs are charged to expense as incurred. Major renewals, improvements and additions are capitalized.  Upon the sale or other disposition of any property and equipment, the cost and related accumulated depreciation and amortization are removed from the accounts and the gain or loss on disposal is included in the consolidated statements of operations.

ACCOUNTING FOR DERIVATIVE ACTIVITIES

Derivative financial instruments are recorded at fair value. In May 2010, the Company settled the interest rate swap in place with respect to its previous credit facility. The Company has three separate interest rate swap agreements (the “Interest Rate Swaps”) to limit the Company’s exposure to changes in interest rates related to the 2013 Term Loans.  Additionally, the Company entered into two separate interest rate cap transactions during the fiscal year ended March 31, 2013 to limit the Company's exposure to interest rates related to the 2013 Term Loans and 2013 Prospect Loan. Changes in fair value of derivative financial instruments are either recognized in accumulated other comprehensive loss (a component of stockholders' deficit) or in the consolidated statements of operations depending on whether the derivative qualifies for hedge accounting.  The Company has not sought hedge accounting treatment for these instruments and therefore, changes in the value of its Interest Rate Swaps  and caps were recorded in the consolidated statements of operations (See Note 7).

FAIR VALUE MEASUREMENTS

The fair value measurement disclosures are grouped into three levels based on valuation factors:

●	Level 1 – quoted prices in active markets for identical investments
●	Level 2 – other significant observable inputs (including quoted prices for similar investments and market corroborated inputs)
●	Level 3 – significant unobservable inputs (including the Company’s own assumptions in determining the fair value of investments)

Assets and liabilities measured at fair value on a recurring basis use the market approach, where prices and other relevant information are generated by market transactions involving identical or comparable assets or liabilities.

The following tables summarize the levels of fair value measurements of the Company’s financial assets:

	As of March 31, 2013
	Level 1	Level 2	Level 3	Total
Cash equivalents	$1,004	$—	$—	$1,004
Restricted cash	6,751	—	—	6,751
Interest rate derivatives	—	(544)	—	(544)
Contingent consideration	—	—	(3,250)	(3,250)
	$7,755	$(544)	$(3,250)	$3,961

	As of March 31, 2012
	Level 1	Level 2	Level 3	Total
Restricted available-for-sale investments	$ 9,477	$ —	$ —	$ 9,477
Restricted cash	5,751	—	—	5,751
Interest rate derivatives	—	(1,771)	—	(1,771)
	$15,228	$(1,771)	$—	$13,457

Contingent consideration is a liability to the sellers of New Video based upon its business unit financial performance target in each of the fiscal years ended March 31, 2014 and 2015 (see Note 1). The estimates of the fair value of the contingent consideration arrangement was estimated by using the current forecast of New Video adjusted EBITDA, as defined by the New Video stock purchase agreement. That measure is based on significant inputs that are not observable in the market, which are considered Level 3 inputs.

The following summarized changes in contingent consideration liabilities in during the fiscal year ended March 31, 2013:

Balance at March 31, 2012	$—
Contingent consideration at time of purchase	3,844
Change in fair value	(594)
Balance at March 31, 2013	$3,250

Key assumptions include a discount rate of 7% and that New Video will achieve 100% of its business unit financial performance target in each of the three fiscal years described above, resulting in a payment of 75% of the maximum contingent consideration amount described in Note 1. During the fiscal year ended March 31, 2013, the business unit financial performance target was not achieved, therefore no amount was paid. As of March 31, 2013, the remaining amount of contingent consideration arrangements, the range of outcomes and the assumptions used to develop the estimate had not changed.

The Company’s cash and cash equivalents, accounts receivable, unbilled revenue and accounts payable and accrued expenses are financial instruments and are recorded at cost in the consolidated balance sheets. The estimated fair values of these financial instruments approximate their carrying amounts because of their short-term nature.  The carrying amount of accounts receivable, long-term and notes receivable approximates fair value based on the discounted cash flows of that instrument using current assumptions at the balance sheet date.  At March 31, 2013, the estimated fair value of the Company’s fixed rate debt approximated its carrying amount of $70,151.  At March 31, 2013 the estimated fair value of the Company’s variable rate debt was $171,597, compared to a carrying amount of $167,758.  The fair value of fixed rate and variable rate debt is estimated by management based upon current interest rates available to the Company at the respective balance sheet date for arrangements with similar terms and conditions.  Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of notes payable and capital lease obligations approximates fair value.

IMPAIRMENT OF LONG-LIVED AND FINITE-LIVED ASSETS

The Company reviews the recoverability of its long-lived assets and finite-lived intangible assets, when events or conditions exist that indicate a possible impairment exists. The assessment for recoverability is based primarily on the Company’s ability to recover the carrying value of its long-lived and finite-lived assets from expected future undiscounted net cash flows. If the total of expected future undiscounted net cash flows is less than the total carrying value of the assets the asset is deemed not to be recoverable and possibly impaired.  The Company then estimates the fair value of the asset to determine whether an impairment loss should be recognized.  An impairment loss will be recognized if the difference between the fair value and the carrying value of the asset exceeds its fair value.  Fair value is determined by computing the expected future undiscounted cash flows.  During the fiscal years ended March 31, 2013 and 2012, no impairment charge from continuing operations for long-lived assets or finite-lived assets was recorded.

GOODWILL AND INDEFINITE-LIVED INTANGIBLE ASSETS

Goodwill is the excess of the purchase price paid over the fair value of the net assets of an acquired business.  Goodwill and intangible assets with indefinite lives are not amortized; rather, they are tested for impairment on at least an annual basis.

Inherent in the fair value determination for each reporting unit are certain judgments and estimates relating to future cash flows, including management’s interpretation of current economic indicators and market conditions, and assumptions about the Company’s strategic plans with regard to its operations. To the extent additional information arises, market conditions change or the Company’s strategies change, it is possible that the conclusion regarding whether the Company’s remaining goodwill is impaired could change and result in future goodwill impairment charges that will have a material effect on the Company’s consolidated financial position or results of operations.

The Company applies the Financial Accounting Standards Board's ("FASB") guidance when testing goodwill for impairment which permits the Company to make a qualitative assessment of whether goodwill is impaired, or opt to bypass the qualitative assessment, and proceed directly to performing the first step of the two-step impairment test. If the Company performs a qualitative assessment and concludes it is more likely than not that the fair value of a reporting unit exceeds its carrying value, goodwill is not considered impaired and the two-step impairment test is unnecessary. However, if the Company concludes otherwise, it is then required to perform the first step of the two-step impairment test.

The Company has the unconditional option to bypass the qualitative assessment for any reporting unit and proceed directly to performing the first step of the goodwill impairment test. The Company may resume performing the qualitative assessment in any subsequent period.

For reporting units where we decide to perform a qualitative assessment, our management assesses and makes judgments regarding a variety of factors which potentially impact the fair value of a reporting unit, including general economic conditions, industry and market-specific conditions, customer behavior, cost factors, our financial performance and trends, our strategies and business plans, capital requirements, management and personnel issues, and our stock price, among others. Management then considers the totality of these and other factors, placing more weight on the events and circumstances that are judged to most affect a reporting unit's fair value or the carrying amount of its net assets, to reach a qualitative conclusion regarding whether it is more likely than not that the fair value of a reporting unit exceeds its carrying amount.

For reporting units where we decide to perform a quantitative testing approach in order to test goodwill, a determination of the fair value of our reporting units is required and is based, among other things, on estimates of future operating performance of the reporting unit and/or the component of the entity being valued. The Company is required to complete an impairment test for goodwill and record any resulting impairment losses at least on an annual basis or more often if warranted by events or changes in circumstances indicating that the carrying value may exceed fair value, also known as impairment indicators. This impairment test includes the projection and discounting of cash flows, analysis of our market factors impacting the businesses the Company operates and estimating the fair values of tangible and intangible assets and liabilities. Estimating future cash flows and determining their present values are based upon, among other things, certain assumptions about expected future operating performance and appropriate discount rates determined by management.

The discounted cash flow methodology establishes fair value by estimating the present value of the projected future cash flows to be generated from the reporting unit. The discount rate applied to the projected future cash flows to arrive at the present value is intended to reflect all risks of ownership and the associated risks of realizing the stream of projected future cash flows.  The discounted cash flow methodology uses our projections of financial performance for a five-year period.  The most significant assumptions used in the discounted cash flow methodology are the discount rate and expected future revenues and gross margins, which vary among reporting units. The market participant based weighted average cost of capital for each unit gives consideration to factors including, but not limited to, capital structure, historic and projected financial performance, and size.

The market multiple methodology establishes fair value by comparing the reporting unit to other companies that are similar, from an operational or industry standpoint and considers the risk characteristics in order to determine the risk profile relative to the comparable companies as a group.  The most significant assumptions are the market multiplies and the control premium. The Company has elected not to apply a control premium to the fair value conclusions for the purposes of impairment testing.

During the annual testing of goodwill for the fiscal year ended March 31, 2013, management performed the quantitative assessment for its CEG reporting unit. In determining fair value, we make various assumptions, including our expectations of future cash flows based on projections or forecasts derived from our analysis of business prospects, economic or market trends and any regulatory changes that may occur. We estimate the fair value of the reporting unit using a net present value methodology, which is dependent on significant assumptions related to estimated future discounted cash flows, discount rates and tax rates. Our assumptions included a growth rate in adjusted EBITDA for CEG that was derived from the Company's budget for the fiscal year ended March 31, 2014 and a flat growth rate of approximately 3% for the fiscal years thereafter through the fiscal year ending March 31, 2018. Further, we assumed a market-based weighted average cost of capital of 20% for CEG, to discount cash flows and a blended federal and state tax rate of 40%.

We determined that the fair value of the CEG reporting unit exceeded its carrying value, inclusive of goodwill of $8,542, by over 100%. Thus, a significant decrease in fair value would be required before the goodwill balance of CEG would have a carrying value in excess of the fair value. As such, no further analysis of the CEG reporting unit was required and no goodwill impairment was recorded for the fiscal year ended March 31, 2013. There is, however, a significant risk of future impairment if management's expectations of future cash flows are not achieved.

Information related to the goodwill allocated to the Company's CEG reporting unit is detailed below:

As of March 31, 2012 (As Adjusted (See Note 1)	$1,568
Goodwill resulting from the New Video Acquisition	6,974
As of March 31, 2013 (As Adjusted (See Note 1)	$8,542

REVENUE RECOGNITION

Phase I Deployment and Phase II Deployment

Virtual print fees (“VPFs”) are earned pursuant to contracts with movie studios and distributors, whereby amounts are payable by a studio to Phase 1 DC, CDF I and to Phase 2 DC when movies distributed by the studio are displayed on screens utilizing the Company’s Systems installed in movie theatres.  VPFs are earned and payable to Phase 1 DC and CDF I based on a defined fee schedule with a reduced VPF rate year over year until the sixth year at which point the VPF rate remains unchanged through the tenth year.  One VPF is payable for every digital title displayed per System. The amount of VPF revenue is dependent on the number of movie titles released and displayed using the Systems in any given accounting period. VPF revenue is recognized in the period in which the digital title first plays on a System for general audience viewing in a digitally-equipped movie theatre, as Phase 1 DC’s, CDF I’s and Phase 2 DC’s performance obligations have been substantially met at that time.

Phase 2 DC’s agreements with distributors require the payment of VPFs, according to a defined fee schedule, for ten years from the date each system is installed; however, Phase 2 DC may no longer collect VPFs once “cost recoupment,” as defined in the agreements, is achieved.  Cost recoupment will occur once the cumulative VPFs and other cash receipts collected by Phase 2 DC have equaled the total of all cash outflows, including the purchase price of all Systems, all financing costs, all “overhead and ongoing costs”, as defined, and including the Company’s service fees, subject to maximum agreed upon amounts during the three-year rollout period and thereafter, plus a compounded return on any billed but unpaid overhead and ongoing costs, of 15% per year.  Further, if cost recoupment occurs before the end of the eighth contract year, a one-time “cost recoupment bonus” is payable by the studios to the Company.  Any other cash flows, net of expenses, received by Phase 2 DC following the achievement of cost recoupment are required to be returned to the distributors on a pro-rata basis. At this time, the Company cannot estimate the timing or probability of the achievement of cost recoupment.

Alternative content fees (“ACFs”) are earned pursuant to contracts with movie exhibitors, whereby amounts are payable to Phase 1 DC, CDF I and to Phase 2 DC, generally either a fixed amount or as a percentage of the applicable box office revenue derived from the exhibitor’s showing of content other than feature movies, such as concerts and sporting events (typically referred to as “alternative content”). ACF revenue is recognized in the period in which the alternative content first opens for audience viewing.

Revenues are deferred for up front exhibitor contributions and are recognized over the cost recoupment period, which is expected to be ten years.

Services

Exhibitors who purchased and own Systems using their own financing in the Phase II Deployment, paid an upfront activation fee that is generally $2 thousand per screen to the Company (the “Exhibitor-Buyer Structure”).  These upfront activation fees are recognized in the period in which these exhibitor owned Systems are ready for content, as the Company has no further obligations to the customer, and are generally paid quarterly from VPF revenues over approximately one year.  Additionally, the Company recognizes activation fee revenue of between $1 thousand and $2 thousand on Phase 2 DC Systems and for Systems installed by Holdings upon installation and such fees are generally collected upfront upon installation.  The Company will then manage the billing and collection of VPFs and will remit all VPFs collected to the exhibitors, less an administrative fee that will approximate up to 10% of the VPFs collected.

The administrative fee related to the Phase I Deployment approximates 5% of the VPFs collected and an incentive service fee equal to 2.5% of the VPFs earned by Phase 1 DC.  This administrative fee is recognized in the period in which the billing of VPFs occurs, as performance obligations have been substantially met at that time.

Content & Entertainment

CEG earns fees for the distribution of content in the home entertainment markets via several distribution channels, including digital, video-on-demand, and physical goods (e.g. DVD and Blu-ray Disc). The fee rate earned by the Company varies depending upon the nature of the agreements with the platform and content providers. Generally, revenues are recognized at the availability date of the content for a subscription digital platform, at the time of shipment for physical goods, or point-of-sale for transactional and video-on-demand services.

CEG also has contracts for the theatrical distribution of third party feature movies and alternative content. CEG’s distribution fee revenue and CEG's participation in box office receipts is recognized at the time a feature movie and alternative content is viewed. CEG has the right to receive or bill a portion of the theatrical distribution fee in advance of the exhibition date, and therefore such amount is recorded as a receivable at the time of execution, and all related distribution revenue is deferred until the third party feature movies’ or alternative content’s theatrical release date.

DIRECT OPERATING COSTS

Direct operating costs consist of facility operating costs such as rent, utilities, real estate taxes, repairs and maintenance, royalty expenses, advertising, insurance and other related expenses, direct personnel costs, subcontractors and amortization of capitalized software development costs.

ADVERTISING

Advertising costs are expensed as incurred and are included in selling, general and administrative expenses. For the fiscal years ended March 31, 2013 and 2012, the Company recorded advertising costs of $111 and $305, respectively, as adjusted for discontinued operations (See Note 1).

STOCK-BASED COMPENSATION

During the fiscal years ended March 31, 2013 and 2012, the Company recorded employee and director stock-based compensation from continuing operations of $2,044 and $2,589, respectively, as adjusted for discontinued operations (See Note 1).

The weighted-average grant-date fair value of options granted during the fiscal years ended March 31, 2013 and 2012 was $0.88 and $1.77, respectively. There were no stock options exercised during the fiscal year ended March 31, 2013. During the fiscal year ended March 31, 2012, there were exercises of 93,628 stock options.

In December 2010, the Company hired a new CEO and issued options to purchase 4,500,000 shares of Class A Common Stock, 1,500,000 of which carry an exercise price of $1.50, 2,500,000 of which carry an exercise price of $3.00, and 500,000 of which carry an exercise price of $5.00.  One-third of the options in each tranche began vesting in December 2011 and will finish in December 2013 and all of the options have a term of 10 years.  These options were issued outside of the Company’s equity incentive plan as an inducement for entering into employment with the Company.  The weighted-average grant-date fair value of these options granted was $0.81.

The Company estimated the fair value of stock options at the date of each grant using a Black-Scholes option valuation model with the following assumptions:

	For the Fiscal Year Ended March 31,
Assumptions for Option Grants	2013	2012
Range of risk-free interest rates	0.6 - 0.9%	0.8 - 2.2%
Dividend yield	—	—
Expected life (years)	5	5
Range of expected volatilities	74.0 - 76.0%	76.3 - 78.1%

The risk-free interest rate used in the Black-Scholes option pricing model for options granted under the Company’s stock option plan awards is the historical yield on U.S. Treasury securities with equivalent remaining lives. The Company does not currently anticipate paying any cash dividends on common stock in the foreseeable future. Consequently, an expected dividend yield of zero is used in the Black-Scholes option pricing model.  The Company estimates the expected life of options granted under the Company’s stock option plans using both exercise behavior and post-vesting termination behavior, as well as consideration of outstanding options.   The Company estimates expected volatility for options granted under the Company’s stock option plans based on a measure of historical volatility in the trading market for the Company’s common stock.

Employee and director stock-based compensation expense related to the Company’s stock-based awards was as follows:

	As Adjusted (See Note 1)
	For the Fiscal Year Ended March 31,
	2013	2012
Direct operating	$15	$23
Selling, general and administrative	2,029	2,566
	$2,044	$2,589

NET LOSS PER SHARE

Basic and diluted net loss per common share has been calculated as follows:

Basic and diluted net loss per common share =	Net loss + preferred dividends
Weighted average number of common stock outstanding during the period

Shares issued and any shares that are reacquired during the period are weighted for the portion of the period that they are outstanding.

The Company incurred net losses for each of the fiscal years ended March 31, 2013 and 2012 and, therefore, the impact of dilutive potential common shares from outstanding stock options and warrants, totaling 20,594,108 shares and 20,372,988 shares as of March 31, 2013 and 2012, respectively, were excluded from the computation as it would be anti-dilutive.

RECENT ACCOUNTING PRONOUNCEMENTS

Recently Adopted Standards

In July 2012, the FASB issued a new accounting standard update, which amends guidance allowing an entity to first assess qualitative factors to determine whether the existence of events and circumstances indicates that it is more likely than not that the indefinite – lived intangible asset is impaired. This assessment should be used as a basis for determining whether it is necessary to perform the quantitative impairment test. An entity would not be required to calculate the fair value of the intangible asset and perform the quantitative test unless the entity determines, based upon its qualitative assessment, that it is more likely than not that its fair value is less than its carrying value. The update provides further guidance of events and circumstances that an entity should consider in determining whether it is more likely than not that the fair value of an indefinite – lived intangible asset is less than its carrying amount. The update also allows an entity the option to bypass the qualitative assessment for any indefinite-lived intangible asset in any period and proceed directly to performing the quantitative impairment test. An entity will be able to resume performing the qualitative assessment in any subsequent period. This update is effective for annual and interim periods beginning after September 15, 2012, with early adoption permitted. The Company adopted this standard on October 1, 2012. The adoption of this standard did not have a material impact on the consolidated financial statements and disclosures.

In October 2012, the FASB issued a new accounting standard update, which aligns the guidance on fair value measurements in the impairment test of unamortized film costs with the guidance on fair value measurements in other instances within GAAP. The amendments in this update eliminate certain requirements related to an impairment assessment of unamortized film costs and clarify when unamortized film costs should be assessed for impairment. This update does not add any new guidance to the FASB's codification for Entertainment - Films. This update is effective for the Company's impairment assessments performed on or after December 15, 2012. The Company adopted this standard on January 1, 2013. The adoption of this standard did not have a material impact on the consolidated financial statements and disclosures.

3.	ASSETS HELD FOR SALE AND DISCONTINUED OPERATIONS

In the third quarter of the fiscal year ending March 31, 2014, the Company made the strategic decision to discontinue, exit and execute a plan of sale for Hollywood Software, Inc. d/b/a Cinedigm Software (“Software”), the Company's direct, wholly-owned subsidiary.  Management had concluded that it would be in the best interests of shareholders for the Company’s focus to be toward theatrical releasing and aggregation and distribution of independent content, digitally and in the form of DVDs and Blu-Ray discs, along with the growth and servicing of the existing digital cinema business. Further, management of the Company believed that Software, which was previously included in our Services segment, no longer yielded the same synergies across the Company’s businesses as once existed.

As a consequence, it was determined that Software met the criteria for classification as discontinued operations. As such, the consolidated financial statements and the notes to consolidated financial statements presented herein have been retrospectively adjusted for the fiscal years ended March 31, 2013 and 2012, solely to reflect the adjustments resulting from these changes in classification for the discontinued operations of Software, for all periods presented.

USM had contracts with exhibitors to display pre-show advertisements on their screens, in exchange for certain fees paid to the exhibitors. The Company determined that this business did not meet its strategic plan and sold USM in September 2011 for $6,000, before transaction expenses of $226, and recognized a gain on the sale of $846 for the fiscal year ended March 31, 2012.   USM was formerly part of the Content & Entertainment segment.

In November 2011, pursuant to an asset purchase agreement, the Company sold to a third party the theatrical assets of the Company's physical and electronic distribution business and trailer distribution business for $1,000 before transaction expenses of $277, and recognized a loss on the sale of $4,606 for the fiscal year ended March 31, 2012.  These DMS non-theatrical assets were written down in value by $800 during the fiscal year ended March 31, 2012.  DMS was formerly part of the Services segment.

In May 2012, pursuant to an asset purchase agreement, the Company sold to a third party the remaining net assets of its non-theatrical DMS business for $200. The Company did not recognize a gain or loss on the sale. In connection with the sale and in consideration of other payments made by the Company on behalf of the buyer, the Company received a secured promissory note from the third party for $260 representing the sale proceeds and other amounts advanced by the Company on behalf of the third party. The promissory note, which bears interest of 5% per annum, was originally due on October 19, 2012 and has an outstanding balance of $0 as of March 31, 2013. The promissory note will be satisfied in exchange for cash payments and services provided by the third party through December 31, 2013.

The assets and liabilities of discontinued operations as of March 31, 2013 and 2012, resulting from the above, were as follows:

	As Adjusted (See Note 1)
	As of March 31, 2013	As of March 31, 2012
Current assets of discontinued operations:
Accounts receivable	$2,311	$1,428
Unbilled revenue	2,557	2,113
Prepaid and other current assets	12	2
Total current assets of discontinued operations	4,880	3,543

Current liabilities of discontinued operations:
Accounts payable and accrued expenses	543	704
Deferred revenue	2,058	1,918
Current liabilities of discontinued operations	2,601	2,622

Current assets of discontinued operations, net of current liabilities	$2,279	$921

Property and equipment, net	$423	$711
Goodwill	4,197	4,197
Capitalized software costs and intangible assets, net	7,132	5,204
Unbilled revenue, net of current portion	543	617
Assets of discontinued operations, net of current portion	$12,295	$10,729

For the fiscal year ended March 31, 2013, the loss from discontinued operations is comprised of Software and DMS. There is no tax provision or benefit related to any of the discontinued operations. For the fiscal year ended March 31, 2012, the loss from discontinued operations is comprised of Software, USM, DMS and the Pavilion Theatre. The loss from discontinued operations was as follows:

	As Adjusted (See Note 1)
	For the Fiscal Year Ended March 31,
	2013	2012
Revenues	$7,046	$19,677
Costs and Expenses:
Direct operating (exclusive of depreciation and amortization shown below)	4,071	11,726
Selling, general and administrative	3,330	6,621
Provision for doubtful accounts	196	312
Research and development	144	180
Impairment of assets	—	800
Depreciation of property and equipment	139	2,107
Amortization of intangible assets	27	928
Total operating expenses	7,907	22,674
Loss from operations	(861)	(2,997)
Interest expense	2	(185)
Other expense, net	(2)	(12)
Loss from discontinued operations	$(861)	$(3,194)

4.	CONSOLIDATED BALANCE SHEET COMPONENTS

ACCOUNTS RECEIVABLE

Accounts receivable, net consisted of the following:

	As Adjusted (See Note 1)
	As of March 31,
	2013	2012
Trade receivables	$30,065	$23,327
Allowance for doubtful accounts	(681)	(240)
Total accounts receivable, net	$29,384	$23,087

PREPAID AND OTHER CURRENT ASSETS

Prepaid and other current assets consisted of the following:

	As Adjusted (See Note 1)
	As of March 31,
	2013	2012
Non-trade accounts receivable	$3,079	$234
Prepaid royalties	2,097	—
Prepaid insurance	196	112
Prepaid inventory	127	—
Other prepaid expenses	592	773
Total prepaid and other current assets	$6,091	$1,119

PROPERTY AND EQUIPMENT

Property and equipment, net consisted of the following:

	As Adjusted (See Note 1)
	As of March 31,
	2013	2012
Leasehold improvements	$592	$17
Computer equipment and software	6,881	7,075
Digital cinema projection systems	360,651	355,664
Machinery and equipment	438	37
Furniture and fixtures	330	117
	368,892	362,910
Less - accumulated depreciation and amortization	(198,804)	(162,447)
Total property and equipment, net	$170,088	$200,463

For the fiscal years ended March 31, 2013 and 2012, total depreciation and amortization of property and equipment amounted to $36,359 and $35,715, respectively.  For the fiscal years ended March 31, 2013 and 2012, the amortization of the Company’s capital leases, and included in depreciation and amortization of property and equipment, amounted to $239 and $342, respectively.

INTANGIBLE ASSETS

Intangible assets, net consisted of the following:

	As Adjusted (See Note 1)
	As of March 31, 2013
	Gross Carrying Amount	Accumulated Amortization	Net Amount	Useful Life (years)
Trademarks	$105	$(89)	$16	3
Corporate trade names	134	(134)	-	2-10
Customer relationships and contracts	10,658	(1,578)	9,080	3-15
Theatre relationships	550	(206)	344	10-12
Covenants not to compete	508	(355)	153	2-5
Content library	2,769	(508)	2,261	5
Favorable lease agreement	1,193	(248)	945	4
	$15,917	$(3,118)	$12,799

	As Adjusted (See Note 1)
	As of March 31, 2012
	Gross Carrying Amount	Accumulated Amortization	Net Amount	Useful Life (years)
Trademarks	$103	$(73)	$30	3
Corporate trade names	134	(134)	—	2-10
Customer relationships and contracts	987	(987)	—	3-5
Theatre relationships	550	(160)	390	10-12
Covenants not to compete	226	(226)	—	3-5
	$2,000	$(1,580)	$420

For the fiscal years ended March 31, 2013 and 2012, amortization expense amounted to $1,538 and $278, respectively.  The Company did not record any impairment of intangible assets during the fiscal years ended March 31, 2013 and 2012.

Amortization expense on intangible assets for the next five fiscal years is estimated as follows:

For the fiscal years ending March 31,
2014	$1,662
2015	$1,537
2016	$1,514
2017	$1,358
2018	$894

ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consisted of the following:

	As Adjusted (See Note 1)
	As of March 31,
	2013	2012
Accounts payable	$18,089	$15,357
Amounts due to customers/producers	14,452	—
Accrued compensation and benefits	1,175	1,954
Accrued taxes payable	258	170
Interest payable	987	317
Accrued restructuring and transition expenses	—	953
Accrued other expenses	4,816	1,476
Total accounts payable and accrued expenses	$39,777	$20,227

5.	NOTES RECEIVABLE

Notes receivable consisted of the following:

	As of March 31, 2013		As of March 31, 2012
Note Receivable (as defined below)	Current Portion	Long Term Portion	Current Portion	Long Term Portion
Exhibitor Install Notes	$41	$130	$170	$465
Managed Services Note	282	—	298	—
Other	8	—	30	—
	$331	$130	$498	$465

In connection with Phase 1 DC’s Phase I Deployment, the Company agreed to provide financing to certain theatres upon the billing to the motion picture exhibitors by Christie for the installation costs associated with the placement of Systems in movie theatres.  In April 2006, certain motion picture exhibitors agreed to issue to the Company two 8% notes receivable for an aggregate of $1,287 (the “Exhibitor Install Notes”). One of the 8% notes was subsequently paid off. Under the Exhibitor Install Notes, the motion picture exhibitors are required to make monthly interest only payments through October 2007 and quarterly principal and interest payments thereafter through August 2009 and August 2017, respectively. As of March 31, 2013 and 2012, the outstanding balances of the Exhibitor Install Notes were $171 and $635, respectively.

In August 2010, in connection with the sale of Core Technology Services, Inc. ("Managed Services") and the Access Digital Server Assets the Company entered into a $1,150 note receivable (the "Managed Services Note") as part of the purchase price.  The Managed Services Note is being repaid through service credits applied against the Managed Services Note under the Managed Services Agreement. As of March 31, 2013 and 2012, the outstanding balance of the Managed Services Note was $282 and $298, respectively.

6.	INVESTMENT IN NON-CONSOLIDATED ENTITY

Investment in Holdings

As discussed in Note 2, Holdings, a subsidiary of Phase 2 DC, which is wholly owned by the Company, and its wholly owned limited liability company, Cinedigm Digital Funding 2, LLC, were created for the purpose of capitalizing on the conversion of the exhibition industry from film to digital technology. Holdings assists customers in procuring the necessary equipment in the conversion of their Systems by providing the necessary financing, equipment, installation and related ongoing services. Holdings is a VIE, as defined in ASC 810, indirectly wholly owned by the Company. ASC 810 requires the consolidation of VIEs by an entity that has a controlling financial interest in the VIE which entity is thereby defined as the primary beneficiary of the VIE. To be a primary beneficiary, an entity must have the power to direct the activities of a VIE that most significantly impact the VIE's economic performance, among other factors. Although Holdings is indirectly wholly owned by the Company, a third party, which also has a variable interest in Holdings, along with an independent third party manager and the Company must mutually approve all business activities and transactions that significantly impact Holdings' economic performance. The Company has thus assessed its variable interests in Holdings and determined that it is not the primary beneficiary of Holdings and therefore accounts for its investment in Holdings under the equity method of accounting. In completing our assessment, the Company identified the activities that it considers most significant to the economic performance of Holdings and determined that we do not have the power to direct those activities. As a result, Holdings' financial position and results of operations are not consolidated in the financial position and results of operations of the Company.

The Company's maximum exposure to loss as it relates to Holdings as of March 31, 2013 and 2012 includes:

●	The investment in the equity of Holdings of $1,812 and $1,490, respectively; and
●
Accounts receivable due from Holdings for service fees under its master service agreement of $396 and $668, respectively, included within accounts receivable, net on the accompanying consolidated balance sheets.

During the fiscal years ended March 31, 2013 and 2012, the Company received $1,597 and $458 in aggregate revenues through digital cinema servicing fees from Holdings, respectively, included in revenues on the accompanying consolidated statements of operations.

The changes in the carrying amount of our investment in Holdings for the fiscal year ended March 31, 2013 are as follows:

Balance at March 31, 2011	$—
Equity contributions	2,000
Equity in loss of Holdings	(510)
Balance at March 31, 2012	1,490
Equity in income of Holdings	322
Balance at March 31, 2013	$1,812

7.	NOTES PAYABLE

Notes payable consisted of the following:

	As of March 31, 2013		As of March 31, 2012
Notes Payable	Current Portion	Long Term Portion	Current Portion	Long Term Portion
2013 Term Loans, net of debt discount	$26,250	$96,207	$—	$—
2013 Prospect Loan Agreement	—	70,151	—	—
2010 Term Loans, net of debt discount	—	—	24,151	93,399
KBC Facilities	8,059	36,205	11,339	40,929
P2 Vendor Note	74	569	94	623
P2 Exhibitor Notes	64	330	60	394
Total non-recourse notes payable	$34,447	$203,462	$35,644	$135,345

2010 Note, net of debt discount	$—	$—	$—	$87,354
Total recourse notes payable	$—	$—	$—	$87,354
Total notes payable	$34,447	$203,462	$35,644	$222,699

Non-recourse debt is generally defined as debt whereby the lenders’ sole recourse with respect to defaults by the Company is limited to the value of the asset collateralized by the debt.  The 2013 Term Loans are not guaranteed by the Company or its other subsidiaries, other than Phase 1 DC. The 2013 Prospect Loan Agreement is not guaranteed by the Company or its other subsidiaries, other than Phase 1 DC and Phase 2 DC. The KBC Facilities, the P2 Vendor Note and the P2 Exhibitor Notes are not guaranteed by the Company or its other subsidiaries, other than Phase 2 DC.

In May 2010, CDF I, an indirectly wholly-owned, special purpose, non-recourse subsidiary of the Company, formed in April 2010, entered into a definitive credit agreement (the “2010 Credit Agreement”) with Société Générale, New York Branch (“SocGen”), as co-administrative agent, paying agent for the lenders party thereto and certain other secured parties and subsequently as collateral agent.  Pursuant to the 2010 Credit Agreement, CDF I borrowed term loans (the “2010 Term Loans”) in the principal amount of $172,500.  These 2010 Term Loans were non-recourse to the Company.  Under the 2010 Credit Agreement, each of the 2010 Term Loans bore interest, at the option of CDF I and subject to certain conditions, based on the base rate (generally, the bank prime rate) plus a margin of 2.50% or the Eurodollar rate (subject to a floor of 1.75%), plus a margin of 3.50%.

On February 28, 2013, CDF I entered into an amended and restated credit agreement (the “2013 Credit Agreement”) with Société Générale, New York Branch, as administrative agent and collateral agent for the lenders party thereto and certain other secured parties (the “Collateral Agent”), and the lenders party thereto. The 2013 Credit Agreement amended and restated the 2010 Credit Agreement. The primary changes effected by the Amended and Restated Credit Agreement were (i) changing the aggregate principal amount of the term loans to $130,000, which included an assignment of $5,000 of the principal balance to an affiliate of CDF I, (ii) changing the interest rate (described further below) and (iii) extending the term of the credit facility to February 2018. The proceeds of the term loans ("2013 Term Loans") under the 2013 Credit Agreement were used by CDF I to refinance the 2010 Credit Agreement.

The Company recognized a loss from debt extinguishment on the 2010 Term Loans of $2,996, principally from the write-off of previously deferred debt issuance costs and original issue discount, during the fiscal year ended March 31, 2013.

Under the 2013 Credit Agreement, each of the 2013 Term loans bears interest, at the option of CDF I and subject to certain conditions, based on the base rate (generally, the bank prime rate) or the LIBOR rate set at a minimum of 1.00%, plus a margin of 1.75% (in the case of base rate loans) or, 2.75% (in the case of LIBOR rate loans). All collections and revenues of CDF I are deposited into designated accounts, from which amounts are paid out on a monthly basis to pay certain operating expenses and principal, interest, fees, costs and expenses relating to the 2013 Credit Agreement according to certain designated priorities. On a quarterly basis, if funds remain after the payment of all such amounts, they will be applied to prepay the 2013 Term Loans. The 2013 Term Loans mature and must be paid in full by February 28, 2018. In addition, CDF I may prepay the 2013 Term Loans, in whole or in part, subject to paying certain breakage costs, if applicable, and a 1.00% prepayment premium if a prepayment is made during the first year of the 2013 Term Loans.

The 2013 Credit Agreement also requires each of CDF I’s existing and future direct and indirect domestic subsidiaries (the "Guarantors") to guarantee, under an Amended and Restated Guaranty and Security Agreement dated as of February 28, 2013 by and among CDF I, the Guarantors and the Collateral Agent (the “Guaranty and Security Agreement”), the obligations under the 2013 Credit Agreement, and all such obligations to be secured by a first priority perfected security interest in all of the collective assets of CDF I and the Guarantors, including real estate owned or leased, and all capital stock or other equity interests in C/AIX, the direct holder of CDF I’s equity, CDF I and CDF I’s subsidiaries. In connection with the 2013 Credit Agreement, AccessDM, a wholly-owned subsidiary of the Company and the direct parent of C/AIX, entered into an amended and restated pledge agreement dated as of February 28, 2013 (the “AccessDM Pledge Agreement”) in favor of the Collateral Agent pursuant to which AccessDM pledged to the Collateral Agent all of the outstanding shares of common stock of C/AIX, and C/AIX entered into an amended and restated pledge agreement dated as of February 28, 2013 (the “C/AIX Pledge Agreement”) in favor of the Collateral Agent pursuant to which C/AIX pledged to the Collateral Agent all of the outstanding membership interests of CDF I. The 2013 Credit Agreement contains customary representations, warranties, affirmative covenants, negative covenants and events of default.

All collections and revenues of CDF I are deposited into designated accounts.  These amounts are included in cash and cash equivalents in the consolidated balance sheets and are only available to pay certain operating expenses, principal, interest, fees, costs and expenses relating to both the 2013 Credit Agreement and 2010 Credit Agreement, according to certain designated priorities, which totaled $6,787 and $8,447 as of March 31, 2013 and 2012, respectively.  The Company also set up a debt service fund under both the 2013 Credit Agreement and 2010 Credit Agreement for future principal and interest payments, classified as restricted cash of $5,751 as of both March 31, 2013 and 2012.

The Company deferred debt issuance costs of $1,639 associated with the issuance of the 2013 Term Loans. Such costs will be amortized through February 2018.

The balance of the 2010 Term Loans, net of the original issue discount, at March 31, 2013 and March 31, 2012 was as follows:

	As of March 31, 2013	As of March 31, 2012
2010 Term Loans, at issuance	$172,500	$172,500
Payments to date	(172,500)	(53,777)
Discount on 2010 Term Loans	—	(1,173)
2010 Term Loans, net	—	117,550
Less current portion	—	(24,151)
Total long term portion	$—	$93,399

The balance of the 2013 Term Loans, net of the original issue discount, at March 31, 2013 was as follows:

As of March 31, 2013
2013 Term Loans, at issuance, net	$125,087
Payments to date	(2,275)
Discount on 2013 Term Loans	(355)
2013 Term Loans, net	122,457
Less current portion	(26,250)
Total long term portion	$96,207

On February 28, 2013, DC Holdings LLC, AccessDM and Phase 2 DC entered into term loan agreement (the “2013 Prospect  Loan Agreement”) with Prospect Capital Corporation (“Prospect”), as administrative agent (the “Prospect Administrative Agent”) and collateral agent (the “Prospect Collateral Agent”) for the lenders party thereto, and the other lenders party thereto pursuant to which DC Holdings LLC borrowed $70,000 (the “2013 Prospect Loan”) . The 2013 Prospect Loan will bear interest annually in cash at LIBOR plus 9.00% (with a 2.00% LIBOR floor) and at 2.50% to be accrued as an increase in the aggregate principal amount of the 2013 Prospect Loan until the 2013 Credit Agreement is paid off, at which time all interest will be payable in cash.

The 2013 Prospect Loan matures on March 31, 2021. The 2013 Prospect Loan may be accelerated upon a change in control (as defined in the Term Loan Agreement) or other events of default as set forth therein and would be subject to mandatory acceleration upon an insolvency of DC Holdings LLC. The 2013 Prospect Loan is payable on a voluntary basis after the second anniversary of the initial borrowing in whole but not in part, subject to a prepayment penalty equal to 5.00% of the principal amount prepaid if the 2013 Prospect Loan is prepaid after the second anniversary but prior to the third anniversary of issuance, a prepayment penalty of 4.00% of the principal amount prepaid if the 2013 Prospect Loan is prepaid after such third anniversary but prior to the fourth anniversary of issuance, a prepayment penalty of 3.00% of the principal amount prepaid if the 2013 Prospect Loan is prepaid after such fourth anniversary but prior to the fifth anniversary of issuance, a prepayment penalty of 2.00% of the principal amount prepaid if the 2013 Prospect Loan is prepaid after such fifth anniversary but prior to the sixth anniversary of issuance, a prepayment penalty of 1.00% of the principal amount prepaid if the 2013 Prospect Loan is prepaid after such sixth anniversary but prior to the seventh anniversary of issuance, and without penalty if the 2013 Prospect Loan is prepaid thereafter, plus cash in an amount equal to the accrued and unpaid interest amount with respect to the principal amount through and including the prepayment date.

In connection with the 2013 Prospect Loan, the Company assigned to DC Holdings LLC its rights to receive servicing fees under the Company’s Phase I and Phase II deployments. Pursuant to a Limited Recourse Pledge Agreement (the “Limited Recourse Pledge”) executed by the Company and a Guaranty, Pledge and Security Agreement (the “Prospect Guaranty and Security Agreement”) among DC Holdings LLC, AccessDM, Phase 2 DC and Prospect, as Prospect Collateral Agent, the Prospect Loan is secured by, among other things, a first priority pledge of the stock of Holdings owned by the Company, the stock of AccessDM owned by DC Holdings LLC and the stock of Phase 2 DC owned by the Company, and guaranteed by AccessDM and Phase 2 DC. The Company provides limited financial support to the 2013 Prospect Loan not to exceed $1,500 per year in the event financial performance does not meet certain defined benchmarks.

The Company deferred debt issuance costs of $4,214 associated with the issuance of the 2013 Prospect Loan. Such costs will be amortized through March 2021.

The 2013 Prospect Loan Agreement contains customary representations, warranties, affirmative covenants, negative covenants and events of default. The balance of the 2013 Prospect Loan Agreement at March 31, 2013 was as follows:

As of March 31, 2013
2013 Prospect Loan Agreement, at issuance	$70,000
PIK Interest	151
2013 Prospect Loan Agreement, net	$70,151
Less current portion	—
Total long term portion	$70,151

In August 2009, the Company entered into a securities purchase agreement (the “Sageview Purchase Agreement”) with an affiliate of Sageview Capital LP (“Sageview” or the “Purchaser”) pursuant to which the Company agreed to issue a Senior Secured Note (the “2009 Note”) in the aggregate principal amount of $75,000 and warrants (the “Sageview Warrants”) to purchase 16,000,000 shares of its Class A Common Stock (the “2009 Private Placement”).  The 2009 Note was later amended and restated on May 6, 2010 (as so amended and restated, the “2010 Note”).  The 2010 Note was repaid by the Company from the proceeds of the 2013 Term Loans and the 2010 Note was thereby extinguished. The Company recognized a loss from debt extinguishment of the 2010 Note of $4,909, principally from the write-off of previously deferred debt issuance costs and original issue discount, during the fiscal year ended March 31, 2013. The Company additionally paid a debt prepayment fee to Sageview of $3,725 resulting from the repayment of the 2010 Note prior to its maturity date. The balance of the 2010 Note, net of the discount associated with the issuance of the Sageview Warrants and the interest of 8% per annum on the 2010 Note to be accrued as an increase in the aggregate principal amount of the 2010 Note (“PIK Interest”), as of March 31, 2013 and March 31, 2012 was as follows:

	As of March 31, 2013	As of March 31, 2012
2010 Note, at issuance	$75,000	$75,000
Discount on 2010 Note	—	(5,066)
PIK Interest	24,341	17,420
Payments to date	(99,341)
2010 Note, net	$—	$87,354
Less current portion	—	—
Total long term portion	$—	$87,354

CREDIT FACILITIES

In December 2008, Phase 2 B/AIX, a direct wholly-owned subsidiary of Phase 2 DC and an indirect wholly-owned subsidiary of the Company, began entering into multiple credit facilities to fund the purchase of Systems from Barco, Inc. to be installed in movie theatres as part of the Company’s Phase II Deployment. A summary of the credit facilities is as follows:

				Outstanding Principal Balance		Draw as of
Facility1	Credit Facility	Interest Rate1	Maturity Date	As of March 31, 2013	As of March 31, 2012	March 31, 2013
1	$8,900	8.5%	December 2016	$—	$3,059	$—
2	2,890	3.75%	December 2017	1,961	2,347	27
3	22,336	3.75%	September 2018	16,752	20,221	662
4	13,312	3.75%	September 2018	10,459	12,361	—
5	11,425	3.75%	March 2019	9,794	11,425	—
6	6,450	3.75%	December 2018	5,298	2,855	3,429
	$65,313			$44,264	$52,268	$4,118
1 For each facility, principal is to be repaid in twenty-eight quarterly installments.
2 The interest rate for facilities 2 through 6 are the three month LIBOR, plus the interest rate noted above.

At March 31, 2013, the Company was in compliance with all of its debt covenants.

The aggregate principal repayments on the Company’s notes payable, excluding debt discounts, are scheduled to be as follows:

For the fiscal years ending March 31,
2014	$34,447
2015	33,956
2016	33,397
2017	29,465
2018	32,740
Thereafter	90,022
$254,027

8.	STOCKHOLDERS’ EQUITY

CAPITAL STOCK

COMMON STOCK

In September 2012, the Company increased the number of shares of Class A Common Stock authorized for issuance by 30,000,000 shares and redesignated the 13,759,000 unissued shares of Class B Common Stock as shares of Class A Common Stock, resulting in a total of 118,759,000 authorized shares of Class A Common Stock and 1,241,000 shares of authorized Class B Common Stock of which none remain available for issuance.

On April 26, 2012, the holder of 25,000 shares of the Company's Class B common stock converted all of the Class B shares into 25,000 Class A common stock shares. Accordingly the Company no longer has any Class B common stock outstanding.

In April 2012, the Company issued 7,857,143 shares of Class A common stock at a public offering price of $1.40 per share,  resulting in net proceeds to the Company of $10,000, net of costs of $1,121.

PREFERRED STOCK

Cumulative dividends in arrears on the preferred stock at March 31, 2013 and 2012 were $90 and $67, respectively.

CINEDIGM’S EQUITY INCENTIVE PLAN

The Company’s equity incentive plan (“the Plan”) previously provided for the issuance of up to 6,300,000 shares of Class A Common Stock to employees, outside directors and consultants. At the Annual Meeting of Stockholders on September 12, 2012

of the Company, the stockholders of the Company approved an amendment to the Plan to increase the total number of shares of the Company's Class A Common Stock available for issuance to 9,300,000 shares.

 Stock Options

Awards under the Plan may be in any of the following forms (or a combination thereof) (i) stock option awards; (ii) stock appreciation rights; (iii) stock or restricted stock or restricted stock units; or (iv) performance awards. The Plan provides for the granting of incentive stock options (“ISOs”) with exercise prices not less than the fair market value of the Company’s Class A Common Stock on the date of grant. ISOs granted to shareholders of more than 10% of the total combined voting power of the Company must have exercise prices of at least 110% of the fair market value of the Company’s Class A Common Stock on the date of grant. ISOs and non-statutory stock options granted under the Plan are subject to vesting provisions, and exercise is subject to the continuous service of the participant. The exercise prices and vesting periods (if any) for non-statutory options are set at the discretion of the Company’s compensation committee. Upon a change of control of the Company, all stock options (incentive and non-statutory) that have not previously vested will vest immediately and become fully exercisable. In connection with the grants of stock options under the Plan, the Company and the participants have executed stock option agreements setting forth the terms of the grants.

During the fiscal year ended March 31, 2013, the Company granted stock options to purchase 972,000 shares of its Class A Common Stock to its employees at exercise prices ranging from $1.37 to $1.72 per share, which will vest equally over a four year period.  As of March 31, 2013, the weighted average exercise price for outstanding stock options is $2.16 and the weighted average remaining contractual life is 6.91 years.

The following table summarizes the activity of the Plan related to shares issuable pursuant to outstanding options:

	Shares Under Option	Weighted Average Exercise Price Per Share
Balance at March 31, 2011	2,614,987	$3.12
Granted	2,155,500	1.77
Exercised	(93,628)	1.37
Canceled	(986,069)	3.50
Balance at March 31, 2012	3,690,790	2.27
Granted	972,000	1.60
Exercised	—	—
Canceled	(609,790)	1.91
Balance at March 31, 2013	4,053,000	2.16

An analysis of all options outstanding under the Plan as of March 31, 2013 is presented below:

Range of Prices	Options Outstanding	Weighted Average Remaining Life in Years	Weighted Average Exercise Price	Aggregate Intrinsic Value
$0.01 - $1.37	1,130,845	4.8	$1.37	$216,161
$1.38 - $1.75	2,039,845	8.7	1.49	155,392
$1.76 - $2.25	122,660	7.5	1.99	—
$2.26 - $3.00	352,650	8.6	3.00	—
$3.01 - $5.00	139,500	1.1	4.59	—
$5.01 - $15.00	267,500	3.0	8.30	—
	4,053,000			$371,553

An analysis of all options exercisable under the Plan as of March 31, 2013 is presented below:

Options Exercisable	Weighted Average Remaining Life in Years	Weighted Average Exercise Price	Aggregate Intrinsic Value
1,982,564	4.94	$2.63	$227,816

Restricted Stock Awards

The Plan also provides for the issuance of restricted stock and restricted stock unit awards.  During the fiscal year ended March 31, 2013, the Company did not grant any restricted stock or restricted stock units.

The following table summarizes the activity of the Plan related to restricted stock awards:

	Restricted Stock Awards	Weighted Average Market Price Per Share
Balance at March 31, 2011	730,584	$1.40
Granted	—	—
Vested	(453,968)	1.54
Cancelled	(119,418)	1.17
Balance at March 31, 2012	157,198	1.18
Granted	—	—
Vested	(122,601)	1.12
Cancelled	(18,489)	1.37
Balance at March 31, 2013	16,108	1.40

WARRANTS

At March 31, 2013, outstanding warrants consisted of 16,000,000 held by Sageview ("Sageview Warrants") and 525,000 held by a strategic management service provider.

The Sageview Warrants were exercisable beginning on September 30, 2009, contain a customary cashless exercise provision and anti-dilution adjustments, and expire on August 11, 2016 (subject to extension in limited circumstances).

The strategic management service provider warrants were issued in connection with a consulting management services agreement entered into with the Company.  These warrants for the purchase of 525,000 shares of Class A common stock vested over 18 months commencing in July 2011, are subject to termination with 90 days notice in the event of termination of the consulting management services agreement and expire on July 1, 2021.

9.	COMMITMENTS AND CONTINGENCIES

The Company is subject to a capital lease obligation where we have no continuing involvement other than being the primary obligor. A sub-lease agreement, through which an unrelated third party purchaser pays the capital lease, was amended during January 2013. The impact of the capital lease amendment to the Company's consolidated financial statements was not  material.

LITIGATION

We are subject to certain legal proceedings in the ordinary course of business. We do not expect any such items to have a significant impact on our financial position and results of operations and liquidity.

LEASES

As of March 31, 2013, the Company has outstanding capital lease obligations from continuing operations of $4,518. In May 2011, the Company completed the sale of certain assets and liabilities of the Pavilion Theatre and from that point forward, will not be operated by the Company.  The Company has remained the primary obligor on the Pavilion capital lease and entered into a separate sublease agreement with the third party to sublet the Pavilion Theatre.

During the fiscal year ended March 31, 2013, the Company reduced its capital lease obligation resulting from an amended sub-lease agreement in January 2013, through which an unrelated third party purchaser pays the capital lease and the Company is the primary obligor.

As of March 31, 2013, minimum future capital lease payments (including interest) totaled $9,681, are due as follows:

For the fiscal years ending March 31,
2014	$921
2015	921
2016	921
2017	921
2018	1,003
Thereafter	4,994
9,681
Less: amount representing interest	(5,163)
Outstanding capital lease obligation	$4,518

The corresponding asset included in property and equipment, net for the Pavilion Theatre was $2,635 as of March 31, 2013.

Amortization expense on assets under capitalized lease agreements was $239 and $342 for the fiscal years ended March 31, 2013 and 2012 respectively.

The Company’s businesses operate from leased properties under non-cancelable operating lease agreements.  As of March 31, 2013, obligations under non-cancelable operating leases totaled $3,167 and are due as follows:

For the fiscal years ending March 31,
2014	$1,235
2015	1,123
2016	809
$3,167

Total rent expense was $1,217 and $704 for the fiscal years ended March 31, 2013 and 2012, respectively.

10.	SUPPLEMENTAL CASH FLOW DISCLOSURE

	For the Fiscal Year Ended March 31,
	2013	2012
Cash interest paid	$18,368	$20,188
Accretion of preferred stock discount	$109	$107
Accrued dividends on preferred stock	$356	$356
Issuance of Class A Common Stock in connection with New Video acquisition	$3,432	$—
Issuance of Class A Common Stock and warrants for professional services of third parties	$—	$586

11.	SEGMENT INFORMATION

The Company is comprised of four reportable segments: Phase I Deployment, Phase II Deployment, Services and Content & Entertainment. The segments were determined based on the products and services provided by each segment and how management reviews and makes decisions regarding segment operations. Performance of the segments is evaluated on the segment’s income (loss) from continuing operations before interest, taxes, depreciation and amortization.

The Phase I Deployment and Phase II Deployment segments consist of the following:

Operations of:	Products and services provided:
Phase 1 DC
Financing vehicles and administrators for the Company’s 3,724 Systems installed nationwide in Phase 1 DC’s deployment to theatrical exhibitors.  The Company retains ownership of the Systems and the residual cash flows related to the Systems after the repayment of all non-recourse debt at the expiration of exhibitor master license agreements.

Phase 2 DC
Financing vehicles and administrators for the Company’s 7,980 Systems installed in the second digital cinema deployment, through Phase 2 DC.  The Company retains no ownership of the residual cash flows and digital cinema equipment after the completion of cost recoupment and at the expiration of the exhibitor master license agreements.

The Services segment consists of the following:

Operations of:	Products and services provided:
Services
Provides monitoring, billing, collection, verification and other management services to the Company’s Phase I Deployment, Phase II Deployment, Holdings, as well as to exhibitors who purchase their own equipment. Collects and disburses VPFs from motion picture studios and distributors and ACFs from alternative content providers, movie exhibitors and theatrical exhibitors.

The Content & Entertainment segment consists of the following:

Operations of:	Products and services provided:
CEG
As a leading distributor of independent digital content, CEG collaborates with producers and the exhibition community to market, source, curate and distribute independent content to targeted and profitable audiences in theatres and homes, and via mobile and emerging platforms.

One customer represented 11% of consolidated revenues of the Company for the fiscal year ended March 31, 2013.

Information related to the segments of the Company and its subsidiaries is detailed below:

	As Adjusted (See Note 1)
	As of March 31, 2013
	Phase I	Phase II	Services	Content & Entertainment	Corporate	Consolidated
Total intangible assets, net	$344	$6	$—	$12,449	$—	$12,799
Total goodwill	$—	$—	$—	$8,542	$—	$8,542
Assets of continuing operations	$137,880	$79,139	$4,691	$39,158	$6,017	$266,885
Assets of discontinued operations, net of liabilities						14,574
Total assets						$281,459

Notes payable, non-recourse	$192,609	$45,300	$—	$—	$—	$237,909
Capital leases	—	—	—	—	4,518	4,518
Total debt	$192,609	$45,300	$—	$—	$4,518	$242,427

	As Adjusted (See Note 1)
	As of March 31, 2012
	Phase I	Phase II	Services	Content & Entertainment	Corporate	Consolidated
Total intangible assets, net	$390	$13	$—	$17	$—	$420
Total goodwill	$—	$—	$—	$1,568	$—	$1,568
Assets of continuing operations	$166,020	$84,394	$1,308	$2,284	$21,861	$275,867
Assets of discontinued operations, net of liabilities						11,650
Total assets						$287,517

Notes payable, non-recourse	$117,550	$53,439	$—	$—	$—	$170,989
Notes payable	—	—	—	—	87,354	87,354
Capital leases	—	—	—	—	5,430	5,430
Total debt	$117,550	$53,439	$—	$—	$92,784	$263,773

	Statements of Operations
	For the Three Months Ended March 31, 2013
	As Adjusted (See Note 1)
	(Unaudited)
	Phase I	Phase II	Services	Content & Entertainment	Corporate	Consolidated
Revenues from external customers	$9,871	$3,151	$2,570	$4,052	$—	$19,644
Intersegment revenues (1)	—	—	4	8	—	12
Total segment revenues	9,871	3,151	2,574	4,060	—	19,656
Less: Intersegment revenues	—	—	(4)	(8)	—	(12)
Total consolidated revenues	$9,871	$3,151	$2,570	$4,052	$—	$19,644
Direct operating (exclusive of depreciation and amortization shown below)	112	174	144	2,519	—	2,949
Selling, general and administrative	3	52	154	2,114	1,456	3,779
Plus: Allocation of Corporate overhead	—	—	806	668	(1,474)	—
Provision for doubtful accounts	62	13	6	65	106	252
Depreciation and amortization of property and equipment	7,137	1,893	3	55	7	9,095
Amortization of intangible assets	12	2	--	423	1	438
Total operating expenses	7,326	2,134	1,113	5,844	96	16,513
Income (loss) from operations	$2,545	$1,017	$1,457	$(1,792)	$(96)	$3,131

(1) Intersegment revenues of the Services segment principally represent service fees earned from the Phase I and Phase II Deployments.

The following employee and director stock-based compensation expense related to the Company’s stock-based awards is included in the above amounts as follows:

	Phase I	Phase II	Services	Content & Entertainment	Corporate	Consolidated
Direct operating	$—	$—	$—	$2	$—	$2
Selling, general and administrative	—	—	8	21	315	344
Total stock-based compensation	$—	$—	$8	$23	$315	$346

	Statements of Operations
	For the Three Months Ended March 31, 2012
	As Adjusted (See Note 1)
	(Unaudited)
	Phase I	Phase II	Services	Content & Entertainment	Corporate	Consolidated
Revenues from external customers	$10,176	$3,156	$2,963	$144	$—	$16,439
Intersegment revenues (1)	—	—	5	1	—	6
Total segment revenues	10,176	3,156	2,968	145	—	16,445
Less: Intersegment revenues	—	—	(5)	(1)	—	(6)
Total consolidated revenues	$10,176	$3,156	$2,963	$144	$—	$16,439
Direct operating (exclusive of depreciation and amortization shown below)	79	109	185	243	—	616
Selling, general and administrative	22	68	292	401	2,428	3,211
Plus: Allocation of Corporate overhead	—	—	861	(59)	(802)	—
Provision for doubtful accounts	56	28	—	375	—	459
Restructuring and transition expenses	—	—	—	—	375	375
Merger and acquisition expenses	—	—	—	—	604	604
Depreciation and amortization of property and equipment	7,137	1,864	2	4	104	9,111
Amortization of intangible assets	12	1	—	23	1	37
Total operating expenses	7,306	2,070	1,340	987	2,710	14,413
Income (loss) from operations	$2,870	$1,086	$1,623	$(843)	$(2,710)	$2,026

(1) Intersegment revenues of the Services segment represent service fees earned from the Phase I and Phase II Deployments.

The following employee and director stock-based compensation expense related to the Company’s stock-based awards is included in the above amounts as follows:

	Phase I	Phase II	Services	Content & Entertainment	Corporate	Consolidated
Direct operating	$—	$—	$—	$2	$13	$15
Selling, general and administrative	—	—	39	13	639	691
Total stock-based compensation	$—	$—	$39	$15	$652	$706

	Statements of Operations
	For the Fiscal Year Ended March 31, 2013
	As Adjusted (See Note 1)
	Phase I	Phase II	Services	Content & Entertainment	Corporate	Consolidated
Revenues from external customers	$39,646	$12,464	$12,932	$16,050	$—	$81,092
Intersegment revenues (1)	—	—	24	32	—	56
Total segment revenues	39,646	12,464	12,956	16,082	—	81,148
Less: Intersegment revenues	—	—	(24)	(32)	—	(56)
Total consolidated revenues	$39,646	$12,464	$12,932	$16,050	$—	$81,092
Direct operating (exclusive of depreciation and amortization shown below)	459	687	821	6,548	—	8,515
Selling, general and administrative	92	139	797	8,308	10,719	20,055
Plus: Allocation of Corporate overhead	—	—	3,188	3,392	(6,580)	—
Provision for doubtful accounts	218	59	30	65	106	478
Restructuring expenses	—	—	—	340	—	340
Merger and acquisition expenses	—	—	—	—	1,267	1,267
Depreciation and amortization of property and equipment	28,549	7,371	9	72	358	36,359
Amortization of intangible assets	46	7	—	1,483	2	1,538
Total operating expenses	29,364	8,263	4,845	20,208	5,872	68,552
Income (loss) from operations	$10,282	$4,201	$8,087	$(4,158)	$(5,872)	$12,540

(1) Intersegment revenues of the Services segment principally represent service fees earned from the Phase I and Phase II Deployments.

The following employee and director stock-based compensation expense related to the Company’s stock-based awards is included in the above amounts as follows:

	Phase I	Phase II	Services	Content & Entertainment	Corporate	Consolidated
Direct operating	$—	$—	$—	$15	$—	$15
Selling, general and administrative	—	—	42	84	1,903	2,029
Total stock-based compensation	$—	$—	$42	$99	$1,903	$2,044

	Statements of Operations
	For the Fiscal Year Ended March 31, 2012
	As Adjusted (See Note 1)
	Phase I	Phase II	Services	Content & Entertainment	Corporate	Consolidated
Revenues from external customers	$42,028	$11,714	$13,025	$1,596	$—	$68,363
Intersegment revenues (1)	—	—	5	132	—	137
Total segment revenues	42,028	11,714	13,030	1,728	—	68,500
Less: Intersegment revenues	—	—	(5)	(132)	—	(137)
Total consolidated revenues	$42,028	$11,714	$13,025	$1,596	$—	$68,363
Direct operating (exclusive of depreciation and amortization shown below)	545	365	646	1,912	—	3,468
Selling, general and administrative	221	202	1,342	1,791	10,069	13,625
Plus: Allocation of Corporate overhead	—	—	5,340	356	(5,696)	—
Provision for doubtful accounts	56	28	—	375	—	459
Restructuring and transition expenses	—	—	—	—	1,207	1,207
Merger and acquisition expenses	—	—	—	—	604	604
Depreciation and amortization of property and equipment	28,553	6,778	8	8	368	35,715
Amortization of intangible assets	46	6	—	225	1	278
Total operating expenses	29,421	7,379	7,336	4,667	6,553	55,356
Income (loss) from operations	$12,607	$4,335	$5,689	$(3,071)	$(6,553)	$13,007

(1) Intersegment revenues of the Services segment represent service fees earned from the Phase I and Phase II Deployments.

The following employee and director stock-based compensation expense related to the Company’s stock-based awards is included in the above amounts as follows:

	Phase I	Phase II	Services	Content & Entertainment	Corporate	Consolidated
Direct operating	$—	$—	$—	$10	$13	$23
Selling, general and administrative	—	—	156	25	2,385	2,566
Total stock-based compensation	$—	$—	$156	$35	$2,398	$2,589

12.	RESTRUCTURING EXPENSES

During the fiscal year ended March 31, 2012, the Company completed a strategic assessment of its resource requirements for its ongoing businesses, which resulted in a workforce reduction, lease termination and severance and employee related charge of $1,207. During the fiscal year ended March 31, 2013, the Company paid $903 of the amounts that were accrued as of March 31, 2012.

During the three months ended September 30, 2012, the Company completed a strategic assessment of its resource requirements within its Content & Entertainment reporting segment which, based upon the continued integration of the New Video Acquisition, continued shift in its business from physical to digital content distribution and shift to a greater share of its own theatrical releasing product, resulted in a workforce reduction and severance and employee related expense of $340. During the remainder of the fiscal year ended March 31, 2013, the Company paid all of the amounts that were accrued as of September 30, 2012.

A summary of activity for restructuring activities included in accounts payable and accrued expenses is as follows:

Balance at March 31, 2012	Total Cost	Amounts Paid/Adjusted	Balance at March 31, 2013
$953	$340	$(1,293)	$—

13.	RELATED PARTY TRANSACTIONS

Pursuant to the 2010 Note, Sageview was entitled to designate two nominees for election to the Board at each annual meeting of the Company's stockholders, subject to the loss of such designation rights upon certain reductions in the aggregate principal amount outstanding of the 2010 Note and the beneficial ownership of shares of Class A Common Stock by Sageview. As discussed in Note 7, the 2010 Note was repaid in February 2013. Edward A. Gilhuly, a principal of Sageview, resigned from the Company's Board of Directors in March 2013. Laura Nisonger Sims remains as a director designated by Sageview.

14.	INCOME TAXES

The components of the benefit from income taxes for the fiscal year ended March 31, 2013 was as follows:

For the fiscal year ending March 31,
2013
Federal:
Deferred	$4,731
Total federal	4,731

State:
Current	(75)
Deferred	288
Total state	213

Total benefit from income taxes	$4,944

The Company did not recognize income tax benefit or expense during the fiscal year ended March 31, 2012.

Net deferred tax liabilities consisted of the following:

	As of March 31,
	2013	2012
Deferred tax assets:
Net operating loss carryforwards	$99,342	$88,077
Stock based compensation	4,020	4,024
Revenue deferral	119	129
Interest rate swap	421	743
Capital loss carryforwards	3,734	3,727
Other	581	182
Total deferred tax assets before valuation allowance	108,217	96,882
Less: Valuation allowance	(71,409)	(64,476)
Total deferred tax assets after valuation allowance	$36,808	$32,406
Deferred tax liabilities:
Depreciation and amortization	$(31,852)	$(32,104)
Intangibles	(4,956)	(302)
Total deferred tax liabilities	(36,808)	(32,406)
Net deferred tax	$—	$—

The Company has provided a valuation allowance equal to its net deferred tax assets for the fiscal years ended March 31, 2013 and 2012.  The Company is required to recognize all or a portion of its deferred tax assets if it believes that it is more likely than not, given the weight of all available evidence, that all or a portion of its deferred tax assets will be realized.  Management assesses the realizability of the deferred tax assets at each interim and annual balance sheet date based on actual and forecasted operating results.  The Company assessed both its positive and negative evidence to determine the proper amount of its required valuation allowance.  Factors considered include the Company's current taxable income and projections of future taxable income.  Management increased the valuation allowance by $6,933 (net of the reduction described hereafter) and $5,557 during the fiscal years ended March 31, 2013 and 2012, respectively.  A net deferred tax liability of $5,019 was recorded upon the New Video Acquisition for the excess of the financial statement basis over the tax basis of the acquired assets and liabilities.  As New Video  will be included in the Company's consolidated federal and state tax returns, deferred tax liabilities assumed in the New Video Acquisition are able to offset the reversal of the Company's pre-existing deferred tax assets.  Accordingly, the Company's valuation allowance has been reduced by $5,019 and recorded as a deferred tax benefit in the accompanying consolidated statements of operations for the fiscal year ended March 31, 2013.  Management will continue to assess the realizability of the deferred tax assets at each interim and annual balance sheet date based upon actual and forecasted operating results.

At March 31, 2013, the Company had Federal and state net operating loss carryforwards of approximately $254,000 available to reduce future taxable income.  The federal net operating loss carryforwards will begin to expire in 2020.  Under the provisions of the Internal Revenue Code, certain substantial changes in the Company's ownership may result in a limitation on the amount of net operating losses that may be utilized in future years.  As of March 31, 2013, approximately $6,300 of the Company's  net  operating loss from periods prior to November 2003 are subject to an annual Section 382 of the Internal Revenue Code of 1986, as amended ("Section 382") limitation of approximately $1,300, and approximately $25,100 of net operating losses from periods prior to March 2006 are subject to an annual Section 382 limitation of approximately $9,400.  Net operating losses of approximately $208,000, which were generated since March 2006 are currently not subject to an annual limitation under Section 382.  Future significant ownership changes could cause a portion or all of these net operating losses to expire before utilization.

The differences between the United States statutory federal tax rate and the Company’s effective tax rate are as follows:

	As of March 31,
	2013	2012
Provision at the U.S. statutory federal tax rate	34.0%	34.0%
State income taxes, net of federal benefit	2.9	0.6
Change in valuation allowance	(18.6)	(44.2)
Disallowed interest	(1.7)	(6.7)
Non-deductible equity compensation	(2.6)	(4.3)
Sale of subsidiary	6.3	21.2
Other	(1.3)	(0.6)
Income tax benefit	19.0%	—%

Since April 1, 2007, the Company has applied accounting principles that clarify the accounting and disclosure for uncertainty in income taxes. As of March 31, 2013 and 2012, the Company did not have any uncertainties in income taxes.

The Company files income tax returns in the U.S. federal jurisdiction and various states. For federal income tax purposes, the Company’s fiscal 2010 through 2013 tax years remain open for examination by the tax authorities under the normal three year statute of limitations.  For state tax purposes, the Company’s fiscal 2009 through 2013 tax years generally remain open for examination by most of the tax authorities under a four year statute of limitations.

15.	QUARTERLY FINANCIAL DATA (Unaudited) (amounts in thousands, except for share and per share data)

For the Fiscal Year Ended March 31, 2013 (As Adjusted - See Note 1)	3/31/2013	12/31/2012	9/30/2012	6/30/2012(3)
Revenues	$19,644	$21,779	$20,618	$19,051
Net loss from continuing operations (1)	$(16,067)	$(1,260)	$(2,908)	$(65)
Basic and diluted net loss per share from continuing operations (2)	$(0.33)	$(0.03)	$(0.06)	$0.00
Shares used in computing basic and diluted net loss per share	48,320,257	48,320,257	48,299,715	45,119,838

(1) Includes the following:
Debt prepayment fees	$(3,725)	$—	$—	$—
Loss on extinguishment of notes payable	$(7,905)	$—	$—	$—

(2) Amount is calculated based upon net loss from continuing operations divided by shares used in computing basic and diluted net loss per share. The sum of net loss from continuing operations per fully diluted share across the table may not equal the fiscal year ended March 31, 2013 amount due to rounding.
(3) As adjusted for the release of the income tax valuation allowance discussed further in Note 1.

For the Fiscal Year Ended March 31, 2012 (As Adjusted - See Note 1)	3/31/2012	12/31/2011	9/30/2011	6/30/2011
Revenues	$16,439	$16,625	$18,929	$16,370
Net loss from continuing operations	$(4,977)	$(5,761)	$(1,184)	$(4,228)
Basic and diluted net loss per share from continuing operations	$(0.13)	$(0.15)	$(0.03)	$(0.13)
Shares used in computing basic and diluted net loss per share	37,643,582	37,620,287	37,115,346	32,632,563

16.	VALUATION AND QUALIFYING ACCOUNTS

	As Adjusted (See Note 1)
Allowance for doubtful accounts (2)	Balance at Beginning of Year	Bad Debt Expense	Deductions (1)	Balance at End of Year
For the Fiscal Year Ended March 31, 2013	$240	$478	$(37)	$681
For the Fiscal Year Ended March 31, 2012	$39	$459	$(258)	$240

(1)	Represents write-offs of specific accounts receivable.
(2)	Excludes discontinued operations.